Exhibit 10.2

WPS Energy Services, Inc. Gas Sales Agreement

WPS Energy Services, Inc., a Wisconsin corporation, (hereinafter referred to as the “Seller”) and United Wisconsin Grain Producers, LLC (hereinafter referred to as the “Buyer”) hereto agree as of April 1, 2004 to the terms of this Gas Sales Agreement (the “Agreement”) as follows:

I. QUANTITY AND PRICE

1.1                                Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, the quantity of Gas mutually agreed upon and for the price specified in any Authorization for Sale (Authorization) executed and effective between the parties.  Sales and purchases will be on a Firm or Interruptible basis, as specified in the effective Authorization.

1.2                                Buyer and Seller shall use all reasonable efforts to provide each other with sufficient notice to allow nomination changes to all Transporters in accordance with the nomination requirements of that Transporter.  Imbalance and cashout charges shall be charged to and/or paid by the party causing the imbalance or in accordance with the effective Authorization.

II. DELIVERY POINT

2.1                                Seller shall deliver the Gas purchased and sold hereunder to Buyer at the locations set forth as Delivery Point(s) in the effective Authorization.

III. DEFINITIONS

3.1                                As used in the Agreement, “Gas” shall mean natural gas, which is of merchantable pipeline quality and in conformance with the quality specification of the receiving pipeline, local distribution company (utility) or other transporting pipelines.

3.2                                “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.  In the event of an interruption, Seller agrees to assist Buyer in finding alternate fuel.

3.3                                “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

3.4                                “Secondary Firm” shall mean that Seller shall be request to sell and Buyer shall be required to purchase quantities of Gas set forth herein.  Either party may interrupt its performance to the extent that such performance is prevented for reasons of Force Majeure or curtailment of such party’s Firm Secondary transportation and/or storage between secondary firm points by the delivering pipeline. If a party interrupts for any other reason the non-breaching party’s exclusive remedy shall be that it may recover its cost of alternate supply, replacement gas, or market.

3.5                                “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

3.6                                “Cashout” shall mean any process used by a Transporter to purchase, sell, or trade natural gas at the end of any delivery period for the purpose of balancing receipts and deliveries with that Transporter for that delivery period.

3.7                                “MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

3.8                                “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular Transaction Confirmation.

3.9                                “NYMEX Last Day Settle” shall mean the expiration price of the natural gas contract on the day that trading of the underlying monthly contract is terminated.

IV. BILLING, PAYMENT, AND FINANCIAL RESPONSIBILITY

4.1                                By the tenth (10th) day of each month, Seller shall submit to Buyer an invoice setting forth the quantity of Gas purchased by Buyer during the preceding month and the total due.  If the actual total quantities purchased are not available by the invoice date, the invoice will be based on an estimate using nominated quantities.  Such estimates shall be adjusted to reflect actual quantities on the following month’s statement or on the first month’s statement after actual quantities become available.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.2                                Except as provided in Section 4.3, Buyer shall remit payment to Seller for the total amount due by the 20th day of the month.  Payment shall be made by check, wire transfer, or EFT for amounts up to $50,000.  Payments larger than $50,000 shall be made by wire transfer, EFT, ACH, or other method acceptable to Seller.

4.3                                If Buyer disputes the amount payable under any invoice rendered hereunder, Buyer shall pay when due the amount not in dispute under such invoice as well as provide documentation acceptable in industry practice to support the amount paid or disputed.  Such payment shall not be deemed to be a waiver of Buyer’s right to recoup any overpayment, nor shall acceptance of any payment be deemed to be a waiver of Seller’s right to any underpayment.

4.4                                In the event Buyer fails to pay the undisputed amount due to Seller when due, interest on the unpaid portion of the undisputed amount shall accrue at a rate equal to one and one half percent (1 ½%) per month, provided that in no event shall such rate exceed the maximum rate allowed by law, compounded daily from the date such payment is due until the same is paid. If Buyer fails to pay the undisputed portion of any invoice rendered hereunder beyond ten (10) days after the due date of such invoice, then Buyer shall be in default and Seller, in addition to all other legal remedies available to it, shall have the right to suspend further sales of Gas until such default has been cured.

4.5                                When reasonable grounds for insecurity of payment or title to the Gas arise, either party may demand adequate assurance of performance.  Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by the party demanding assurance, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset acceptable to the demanding party or a performance bond or guarantee by a creditworthy entity.  In the event either party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) default in the payment obligation to the other party; (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) otherwise become bankrupt or insolvent (however evidenced); or (v) be unable to pay its debts as they fall due; then the other party shall have the right to either without and/or suspend deliveries or payment, or terminate the Agreement without prior notice, in addition to any and all other remedies available hereunder.

4.6                                Each party shall have the right during normal business hours to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under this Agreement.  Either party shall provide reasonable (in no event less than five (5) business days) advance notice of any audit.

V. TITLE, TAXES

5.1                                Seller warrants title to all Gas delivered hereunder, that it has good and lawful authority to sell the same, that said Gas is free from liens and adverse claims of every kind.  Title to all Gas delivered hereunder shall pass from Seller to Buyer at the Delivery Point(s).

5.2                                Seller shall pay or cause to be paid all production, severance or similar taxes lawfully levied on Seller, on the gas, or on any transaction giving rise to taxes, and applicable to the Gas delivered hereunder which accrue prior to its delivery to Buyer at the Delivery Point(s), and Seller shall hold Buyer harmless therefrom.  Buyer shall pay all taxes lawfully levied on Buyer applicable to such Gas at and after delivery to the Delivery Point(s) and shall hold Seller harmless therefrom.  In the event that sales of Gas hereunder are subject to any local gas revenue, utility, sales or use taxes which Seller is obligated to remit to any competent taxing authority, Buyer shall reimburse Seller for any such taxes remitted by Seller in connection with sales of Gas hereunder.  Buyer shall provide Seller with evidence of any applicable exemption or exclusion from sales or other similar taxes, in the appropriate states.

VI. TERM, SUCCESSION AND ASSIGNMENT

6.1                                The term of this Agreement shall commence on the date first mentioned above, with deliveries occurring pursuant to the delivery term in an effective Authorization.  Any termination of this Agreement shall not relieve either party of any obligation incurred hereunder prior to the effective date of termination or any obligation which specifically extends beyond such date of termination pursuant to an effective Authorization.

6.2                                This Agreement shall be binding upon the inure to the benefit of the respective heirs, representatives, successors, and assigns of the parties hereto; however, nether party hereto shall assign its interests herein to a nonaffiliated entity without having first obtained the written approval of the other party.

VII. FORCE MAJEURE

7.1                                In the event either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of each party, so far as they are affected by such Force Majeure, shall be suspended during the period of Force Majeure.  The term “Force Majeure” as employed herein shall mean strikes, lockouts or other industrial disturbances, acts of God, acts of the public enemy, wars, blockades, riots, landslides, hurricanes, lightening, earthquakes, fires, floods, washouts, unavoidable freezing of pipes or wells and explosions, governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction or any other unplanned or non-scheduled occurrence, condition, situation, or threat thereof not covered above and not involving economic inability, which renders either Buyer or Seller unable to perform its obligations hereunder, provided such event is beyond the reasonable control of the party claiming such inability.  The claiming party shall give the other party notice and full particulars in writing including a specific description of the cause relied upon and estimated duration of such event as soon as reasonably possible after the occurrence.

VIII. QUALITY AND MEASUREMENT

8.1                                The measurement, testing, heat content, and quality characteristics of the Gas delivered hereunder shall be governed by the applicable measurement and testing provisions specified in the FERC tariff or in the applicable state commission tariff of the Transporter receiving Gas hereunder at the Delivery Point(s).  Unless otherwise stated, the heat content of the Gas will be measured on a dry basis.

8.2                                Buyer or Buyer’s transporter(s), at its or their option, may refuse to accept delivery of any Gas not meeting the quality specifications.

IX. INDEMNIFICATION

9.1                                Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s).  Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s).  Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

9.2                                Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including attorneys’ fees and costs of court, from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer.  Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

X. WARRANTY AND DAMAGE DISCLAIMERS

10.1                          EXCEPT AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL GAS SOLD HEREUNDER IS PROVIDED AS IS AND SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

10.2                          EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL THEORY, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

XI. MISCELLANEOUS

11.1                          The sale of Gas herein is subject to all applicable federal and state laws, orders, rules and regulations and to the Federal Energy Regulatory Commission rules and regulations or successor agency having jurisdiction.  Either party shall have the right to question or contest any such law, ordinance, order rule, or regulation.

11.2                          If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

11.3                          This Agreement and any effective Authorization, together set forth all understandings between the parties respecting the terms and conditions of any transaction herein described.  All prior agreements, understandings and representations, whether consistent or inconsistent, oral or written, between the parties are merged into and superseded by this written Agreement.  No modification or amendment of this Agreement shall be binding on either party unless in writing and signed by the parties.

11.4                          Any notice, request, demand, statement, bill or payment provided for in this Agreement, or any notice which a party may desire to give to the other shall be in writing and if mailed shall be considered as duly delivered five business days after the postmark date when mailed by ordinary mail to the other party at the following address.  If delivered by facsimile, any such document shall be considered delivered on the same business day.

Payments by Mail:	Payments by Wire, EFT, or ACH
WPS Energy Services, Inc.	Firstar Bank Wisconsin
P.O. Box 19046	ABA No.: 075000022
Green Bay, WI 54307-9046	WPS Energy Services, Inc.
Account No.: 121740451

11.5                           No failure by either party to enforce any right, obligation or remedy hereunder shall operate as a waiver of any of the foregoing, or the waiver of any future right, obligation or remedy, whether of like or different character or nature.

11.6                           The heading throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, not to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

11.7                           In the event of any conflict or inconsistency between the terms hereof and the terms of any effective Authorization, the terms of the Authorization shall control.

11.8                           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN.

11.9                           Each party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement.  Each person who executes this Agreement on behalf of either party represents and warrants that is has full and complete authority to do so and that such party will be bound thereby.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective on the day and year first written above.

SELLER: WPS ENERGY SERVICES, INC.		BUYER: UNITED WISCONSIN GRAIN PRODUCERS, LLC

BY:	/s/ Mark A. Radtke	BY:	/s/ Kevin Roche

NAME:	Mark A. Radtke	NAME:	Kevin Roche

TITLE:	President	TITLE:	President

DATE:	4/24/02	DATE:	4/20/04

Exhibit “A” to Gas Sales Agreement AUTHORIZATION FOR SALE

Attached to and made a part of the Gas Sales Agreement (“Agreement’) dated April 1, 2004 between WPS ENERGY SERVICES, INC., a Wisconsin corporation, as Seller, and UNITED WISCONSIN GRAIN PRODUCERS, LLC, as Buyer.

SECTION A – AUTHORIZATION SUBJECT TO GAS SALES AGREEMENT

A.1                             By this Authorization, Seller agrees to sell and Buyer agrees to purchase Buyer’s full requirements of Gas at the Delivery Points listed below pursuant to the terms of this Authorization and of the Gas Sales Agreement, unless otherwise agreed to in writing by the Parties.

A.2                             If the Parties agree to terms in this Authorization that modify, change or otherwise conflict with any provisions of the Gas Sales Agreement, the terms of this Authorization shall govern.

SECTION B – SERVICES AND PRICES

B.1                               Gas shall be delivered on a Secondary Firm basis at Randolph and shall be delivered to the city gate delivery point identified in Section C of this Exhibit A.

Seller shall inform Buyer of any constraint days called by the utility and at the same time advise Buyer of how much gas they have available to burn for that day.  Such notification to the Buyer from Seller should be as timely as possible.

B.2                               Buyer and Seller may from time to time agree in writing, which shall include e-mail, or telefacsimile communication, on fixed price term(s), quantity, price and location.  These agreed upon pricing details, herein referred to as “Fixed”, shall be agreed to by a Fixed Price Authorization and a Fixed Price Confirmation which will include the fixed price term, quantity, price and location.  A fixed price transaction cost will be included on the Fixed Price Confirmation, Gas priced in this manner shall be considered to be the first gas through the meter for each month.  Any unused quantities that have an agreed upon price will be purchased back by the Seller at prevailing market rates.

B.3                               Gas price shall be NYMEX Last Day Settle, unless fixed, plus transportation identified in B.1 of this Exhibit A.  If more commodity is purchased than transportation, market interruptible transportation will be applied to the balance of the fixed commodity.  If transportation is purchased in excess of the fixed commodity, the balance of the commodity will be priced equal to the NYMEX Last Day Settle.  Usage beyond that accounted for in the aforementioned manner will be priced equal to WPS-ESI Market Supply.

Delivery Month	Commodity Volumes in Dth	Commodity Price/Dth	Transportation Volumes in Dth	Transportation Price/Dth
March 2005 – April 2006	3,000 per day/ per month	NYMEX Last Day Settle, Unless Fixed	3,000 per day/ per month	[*]

B.4                               Balancing Service: Seller agrees to monitor and review all information provided to the Seller by Buyer and utility regarding Buyer’s daily usage of gas.  Based on such information, Seller shall, on a continuous basis, select the appropriate Daily Nomination Quantity (“DNQ”), and shall make daily nomination adjustments necessary to deliver the DNQ requested by Buyer.  The Seller agrees to indemnify Buyer from all scheduling charges which may be assessed by Buyer’s utility, provided, however, Buyer’s actual usage of gas continues with the same level of predictability and the Buyer continues to communicate with the Seller regarding changes in as consumption.  Balancing service does not include indemnification of penalties charged by the Buyer’s utility during a constraint day; However, in the event Seller is negligent with respect to its notification of Buyer, Seller agrees to indemnity Buyer from penalties resulting from the failure of notification.

Balancing Service price is [*].  Price may be automatically adjusted by Seller to reflect costs associated with any law, statute, or regulation, or any governmental permit or approval that has been modified, changed, replaced, supplemented or conditioned in a manner that adversely affects the economic benefits originally

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

intended to accrue to the Seller under this Agreement.  Prior to making any adjustment, Seller agrees to provide Buyer with a copy of the particular change responsible for the adjustment.

B.5	General Notices to the Seller:	General Notices to the Buyer:
	WPS Energy Services, Inc.	United Wisconsin Grain Producers, LLC
	1088 Springhurst Drive	P.O. Box 247
	Green Bay, WI 54304	Friesland, WI 53935
	Phone: (920) 617-6100	Phone: (920) 348-5016
	Direct: (608) 617-6043	Facsimile: (920) 348-5009
	Facsimile: (920) 617-6070	Email: roche@uwgp.com and mail@uwgp.com
	Attention: Leah Howard	Attention: Kevin Roche

SECTION C – DELIVERY POINT(S)

Utility Delivering from Citygate	Citygate Delivery Point	Buyer Service Address	Utility Account Number	Utility Meter Number
Alliant Energy	Randolph	W1231 Tessman Road Cambria, WI 53923	To be Determined	To be Determined

SECTION D – TERM OF AUTHORIZATION

This Authorization shall be effective from March 1, 2005 to April 30, 2006 (“Initial Term”) and shall renew automatically if notice terminating this Authorization is not given 60 days prior to the end of the Initial Term.  If allowed, to be renewed beyond the Initial Term, this Authorization shall remain in effect for each successive year until terminated by either party providing 60 days prior written notice.

SECTION E – SPECIAL PROVISIONS

E.1                                If Buyer has an existing contract with a supplier other than the Seller, then Buyer acknowledges and agrees that if Buyer is obligated to take delivery or make payment to that supplier, Buyer also remains liable to Seller for all obligations under this Agreement, and, any enforcement of the other contract does not release Buyer or Seller from obligations herein.

E.2                                Should Buyer and Seller agree to fix pricing for Nymex and/or Basis, the following shall apply:

Gas price shall be NYMEX Last Day Settle, unless Fixed, plus transportation for the fixed price volumes.  Usage beyond the volumes fixed will be supplied and priced at WPS-ESI Incremental Market Supply Price.  Any unused volumes shall be purchased back by the Seller at prevailing market rates.

Notwithstanding the term identified in Section D, this Authorization will remain in effect as long as gas supplies are secured on Buyer’s behalf under the terms of this Authorization and any Fixed Price Confirmation pursuant to Section E.2.  Upon receipt of notice of termination, Seller will not secure additional gas beyond the term of the current Authorization.

E.3                                WPS Energy Services, Inc. will require UWGP – United Wisconsin Grain Producers, LLC to forward Quarterly updates on the project status, (i.e. sources and uses of funds statements as well as a construction budget summary report).  The first report should be dated June 30, 2004.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective on the day and year first written above.

SELLER: WPS ENERGY SERVICES, INC.		BUYER: UNITED WISCONSIN GRAIN PRODUCERS, LLC

BY:	/s/ Mark A. Radtke	BY:	/s/ Kevin Roche

NAME:	Mark A. Radtke	NAME:	Kevin Roche

TITLE:	President	TITLE:	President

DATE:	4/24/02	DATE:	4/20/04